EXHIBIT 99

Media contact:	Investor contact:
Michelle Griggy	John Kristoff
+1 330 490 3773	+1 330 490 5900
griggym@diebold.com	kristoj@diebold.com

FOR IMMEDIATE RELEASE:
December 5, 2002

DIEBOLD ANNOUNCES INTENT TO SETTLE DISPUTE WITH IRS

     NORTH CANTON, Ohio – Diebold, Incorporated (NYSE: DBD) announced today that it intends to accept an offer by the Internal Revenue Service (IRS) to settle its previously disclosed dispute on a claim concerning the deductibility of interest on corporate owned life insurance from 1990 through 1998. The IRS settlement offer reduces the amount of the claim by 20 percent. Pending final agreement with the IRS, Diebold will take an after-tax charge of $24 million to $27 million, or approximately $.33 to $.37 per share, in the fourth quarter. This change in circumstances was not anticipated when the company previously issued earnings per share guidance for the fourth quarter.

     As previously disclosed, the company has already paid approximately $31 million in prior quarters related to this claim. The company also paid an additional $3 million in the fourth quarter. As a result of this contemplated settlement, the company will not be required to make any further cash payments. By settling with the IRS now, the company will receive a tax refund of $4 million to $7 million in connection with this claim. The company will also save significant litigation costs, which would have occurred if it continued to dispute the claim. No other years after 1998 are subject to this claim.

     “Given the current circumstances, we felt it was in the company’s best interest to put this issue behind us,” said Walden W. O’Dell, chairman, president and chief executive officer. “The IRS’s offer eliminates any uncertainty and provides a more favorable settlement than might have resulted from continued litigation.”

     Diebold, Incorporated is a global leader in providing integrated self-service delivery systems and services. Diebold employs more than 13,000 associates with representation in more than 88 countries worldwide and headquarters in Canton, Ohio, USA. Diebold reported revenue of $1.76 billion in 2001 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.

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